Exhibit 99.1

For more information, contact:
Allen Muhich
Chief Financial Officer
503-615-1616
allen.muhich@radisys.com

RADISYS ANNOUNCES BOARD RESIGNATION
HILLSBORO, OR - January 20, 2014 - Radisys Corporation (NASDAQ: RSYS), a market leader providing wireless infrastructure solutions for telecom, aerospace and defense applications, announces the resignation of David Nierenberg from its Board of Directors, effective January 17, 2014.
“When I joined the Radisys Board of Directors back in early 2011, I intended to leverage my experience in corporate strategy, corporate governance and business consulting to help shape the company’s strategic direction and long term objectives,” commented Mr. Nierenberg. “In partnership with the full Radisys board, we have made meaningful progress over the last three years and have set the company in the right direction:

•	The company has reduced its cost structure by nearly 35% since late 2011, significantly enhancing its competitiveness while at the same time preserving investment in key growth technologies;

•	We have charted a strategic direction that is expected to ultimately yield sustainable long term profit growth;

•	We have added significant telecom market experience to the Board of Directors, greatly enhancing our ability to meet the requirements of the dynamic telecommunications market; and

•	The current management and Board team is the best that I have seen throughout my 10 years of interaction with the company and I feel confident they will successfully execute the strategy.

Given our progress, I want to turn my attention to other matters outside of Radisys knowing the company retains a strong strategic direction, a talented management team and an experienced Board of Directors.”

Scott Gibson, Radisys Chairman of the Board of Directors commented, “I want to thank David for his leadership and the significant contributions he has made to the company. His efforts have helped position the company for greater long-term success in 2014 and beyond.” Radisys will not backfill Mr. Nierenberg’s board seat and therefore effective today Radisys' board will consist of six independent directors plus Brian Bronson, Radisys President and Chief Executive Officer.

About Radisys
Radisys (NASDAQ: RSYS) is a market leader enabling wireless infrastructure solutions for telecom, aerospace, and defense applications. Radisys' market-leading ATCA, MRF (Media Resource Function), COM Express, and Network Appliance platforms coupled with Trillium Software and services enable customers to bring high-value products and services to market faster with lower investment and risk.

Radisys® and Trillium® are registered trademarks of Radisys.